Exhibit J

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Thrivent Core Funds of our report dated December 19, 2017, relating to the financial statements and financial highlights, which appears in Thrivent Emerging Market Debt Fund’s Annual Report on Form N-CSR for the period ended October 31, 2017. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, and “Service Providers” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, MN

February 28, 2018